FOR IMMEDIATE RELEASE                                                                                        July 17, 2003

STARCOM WIRELESS NETWORKS ANNOUNCES TERMINATION
OF LETTER OF INTENT AND NEW STRATEGIC DIRECTION

Sarasota, Florida - (BUSINESS WIRE) StarCom Wireless Networks, Inc. (OTCBB: "SCWL") stated today that its previously announced non-binding Letter of Intent to acquire StarCom Wireless, Inc., headquartered in Bellingham, Washington, has been terminated. The Company stated that it has discontinued all further effort to complete the acquisition of StarCom Wireless or the purchase or license of its technology.

Concurrently, the Company announced that that it has focused on an alternative strategy utilizing a more advanced technology identified that it plans to use in the development and deployment of a wireless network. The advanced technology represents significant advantages over the technology that had been developed by StarCom Wireless. The Company is currently engaged in discussions with several developers to pursue this strategy. The Company cannot anticipate when the technology will be ready to deploy.

The Company stated that its ability to develop and deploy this alternative advanced technology will require additional working capital. The Company is developing financing strategies, but as of the date of this announcement there exist no commitments, arrangements or understandings for the investment of capital needed to develop and deploy a wireless network.

The Company also announced that Tim White and Robert Francis had previously resigned as directors of the Company. Steve Jesson, who earlier served as a director, agreed to be re-elected to serve on the board.

FOR FURTHER INFORMATION, CONTACT:

Gary L. Brown,
Telephone: (941) 400-0741